Exhibit 99.1
CNX Gas Replaces 340% of Production and Increases Proved Reserves 11.9% to 1,265 Bcf
Pittsburgh, PA (February 20, 2007) — CNX Gas Corporation (NYSE: CXG) announced today that it replaced 340% of its 2006 production of 56.1 Bcf. The company’s proved reserves as of December 31, 2006 totaled 1,265 billion cubic feet (Bcf), an increase of 135 Bcf, or 11.9 percent, compared with the 1,130 billion cubic feet of proved reserves as of December 31, 2005. During the year, 89 Bcf of reserves were added from the drilling program, while 102 Bcf consisted of upward revisions. There were no proved reserve acquisitions or dispositions during the year.
Nicholas J. DeIuliis, president and CEO, commented, “We built our reserve base at a double-digit pace while we increased our production by 16%, all of it organic. Looking at the addition of 191 Bcf of proved reserves before production and our 2006 drilling expenditures of only $100 million, we posted finding and development costs of only $0.52 per thousand cubic feet. I expect this result to be one of the best in the industry.”
Mr. DeIuliis continued, “Reserve additions also benefited from our ability to continue to secure approval on 80- to 40-acre down-spacing in the Virginia Oakwood Field, which created incremental proved undeveloped reserves. Our drilling program has always focused first on the highest rate of return locations and then on reserve additions. So now that we have approval to proceed with our 40-acre infill locations, we anticipate a higher percentage of capital will be allocated to drilling these infills, which will improve our PV-10 and return on capital employed but will have only a nominal effect on proved reserves. In future years, however, we are expecting meaningful contributions from potential 30-acre infills at the Virginia coalbed methane operations, the Mountaineer drilling program, and the exploratory plays, Nittany and Cardinal, to maintain healthy reserve growth rates.”
The early signs at Nittany and Cardinal are encouraging. At Nittany, the first two wells have been drilled and are now being completed. One well encountered 10 feet of net pay, while the second encountered 17 feet. CNX Gas has begun controlled production, seam by seam, at each of these wells in order to better estimate the permeability, reservoir pressure, gas and water quality, and methane production capability of each individual seam. At Cardinal, the first well has reached total depth, while encountering the expected 300-foot thick New Albany shale. Core samples have been sent to a lab for analysis. These results, along with reservoir parameters measured from geophysical logs, will be used to prepare fracture simulation treatments and a horizontal well design.
CNX Gas continues the practice of having all of its proved reserves evaluated by a third-party reservoir engineer. Schlumberger Data and Consulting Services provided the December 31, 2006 reserve report, as well as the previous report for year-end 2005.
Schlumberger calculated that the future net cash flows of the CNX Gas proved gas reserves have a present value of nearly $1.5 billion before income taxes, assuming a ten percent discount rate, as of December 31, 2006. This compares with a value of nearly $3.1 billion at December 31, 2005. The decrease in value is largely driven by lower prices. The average price used in the latest reserve study was $5.61, versus $10.33 per Mcf used in 2005. Both prices include the effects of hedged production.
The proved reserve base of 1,265 Bcf consists of 611 Bcf of proved developed reserves and 654 Bcf of proved undeveloped reserves. The proved developed reserves include 573 Bcf of proved developed producing reserves. The latest report also assumes that the proved undeveloped reserves can be developed at a constant cost of $0.84 per Mcf, which includes gathering and compression capital.

Geographically, the majority of proved reserves, 1,221 Bcf, are associated with CNX Gas Virginia coal bed methane operations. An additional 33 Bcf of reserves are associated with Mountaineer coalbed methane operations.
CNX GAS CORPORATION is an independent natural gas exploration, development, production and gathering company operating in the Appalachian Basin of the United States. In May 2006, Business Week cited CNX Gas in its survey of Hot Growth Companies. Effective June 30, 2006, CNX Gas was added to the Russell 3000® Index and the Russell Midcap® Index. Recently, CNX Gas was named as a finalist by Platts for its “Hydrocarbon Producer of the Year” award.
Contact: Dan Zajdel,
Vice President — Investor and Public Relations
(412) 854-6719
Email: danzajdel@cnxgas.com
Reconciliation of PV-10 to Standardized Measure

(as of December 31)

	2006	2005	2004
Future cash inflows	$7,105,265	$11,675,551	$6,337,257
Future Production Costs	$(2,568,731)	$(2,852,033)	$(1,453,364)
Future Development Costs	$(552,114)	$(422,315)	$(265,540)

Future net cash flows	$3,984,420	$8,401,203	$4,618,353
10% discount factor	$(2,484,756)	$(5,349,337)	$(2,963,121)

PV 10% (Non-GAAP measure)	$1,499,664	$3,051,866	$1,655,232

Undiscounted Income Taxes	$(1,500,533)	$(3,251,265)	$(1,745,782)
10% discount factor	$935,760	$2,070,193	$1,120,088

Discounted Income Taxes	$(564,773)	$(1,181,072)	$(625,694)
Standardized GAAP measure	$934,891	$1,870,794	$1,029,538
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
Various statements in this release, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934). These statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: our business strategy; our financial position; our cash flow and liquidity; declines in the prices we receive for our gas affecting our operating results and cash flow; uncertainties in estimating our gas reserves; replacing our gas reserves; uncertainties in exploring for and producing gas; our inability to obtain additional financing necessary in order to fund our operations, capital expenditures and to meet our other obligations; disruptions, capacity constraints in or other limitations on the pipeline systems which deliver our gas; competition in the gas industry; the availability of personnel and equipment; increased costs; the effects of government regulation and permitting and other legal requirements; legal uncertainties regarding the ownership of the coalbed methane estate; costs associated with perfecting title for gas rights in some of our properties; our need to use unproven technologies to extract coalbed methane in some properties; our relationships and arrangements with CONSOL Energy; and other factors discussed under “Risk Factors” in the 10-K for the year ended December 31, 2006. We are including this cautionary statement in this release to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf, of us.